Exhibit 10.1
EXECUTION COPY
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “***”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE EXCHANGE ACT OF 1934.
ASSET PURCHASE AND LICENSE AGREEMENT
BETWEEN
AVANIR PHARMACEUTICALS INC.
XENEREX BIOSCIENCES INC.
EMERGENT PRODUCT DEVELOPMENT GAITHERSBURG INC.
AND
EMERGENT BIOSOLUTIONS INC.
Dated as of March 6, 2008

ASSET PURCHASE AND LICENSE AGREEMENT
     This Asset Purchase and License Agreement is entered into as of March 6, 2008 (the “Agreement”) by and between Emergent Product Development Gaithersburg Inc., a Delaware corporation (“Buyer”), Emergent BioSolutions Inc., a Delaware corporation (“Buyer Parent”), Avanir Pharmaceuticals Inc., a California corporation (“Seller Parent”), and Xenerex Biosciences Inc., a California corporation (“Seller” and, together with Seller Parent, the “Sellers”). Each party to this Agreement is sometimes referred to herein as a “Party” or collectively, the “Parties.” Capitalized terms used in this Agreement shall have the meanings ascribed to them where defined or in Article IX.
INTRODUCTION
     WHEREAS, Seller Parent is a pharmaceutical company focused on developing, acquiring and commercializing therapeutic products for the treatment of chronic diseases; and
     WHEREAS, Seller is a wholly-owned subsidiary of Seller Parent; and
     WHEREAS, Seller owns the Product and Sellers desire to transfer ownership of the Product and certain rights related to the Product Line Operations to Buyer; and
     WHEREAS, Buyer is the wholly-owned subsidiary of Emergent BioSolutions Inc. and as an inducement to the Sellers to enter into the transactions contemplated by this Agreement, Buyer Parent will concurrently with the execution hereof enter into this agreement with the Sellers whereby Buyer Parent will assure payment of all of the financial obligations of the Buyer; and
     WHEREAS, upon the terms and subject to the conditions of this Agreement, Sellers wish to sell the Acquired Assets (including the Product and the Product Line Operations), license the Xenerex Technology for use in the Anthrax Field, and assign the Assumed Liabilities to Buyer, and Buyer wishes to purchase the Acquired Assets (including the Product and the Product Line Operations), license the Xenerex Technology and assume the Assumed Liabilities from Seller.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and provisions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:
ARTICLE I
THE ASSET PURCHASE
     1.1 Purchase and Sale of Assets. Upon the terms and subject to conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall sell, transfer, convey, license,

assign and deliver to Buyer, at the Closing, for the consideration specified below in Article II, all of its right, title and interest in, to and under the Acquired Assets.
     1.2 Assumption of Liabilities.
          (a) Upon the terms and subject to the conditions of this Agreement, Buyer shall assume and become responsible for, from and after the Closing, the Assumed Liabilities.
          (b) Notwithstanding the terms of Section 1.2(a) or any other provision of this Agreement to the contrary, Buyer shall not assume or become responsible for, and Seller shall remain liable for, the Retained Liabilities.
     1.3 Consent of Third Parties.
          (a) Assigned Contracts. On the Closing Date, Seller shall assign to Buyer, and Buyer shall assume, the Assigned Contracts to the extent provided in this Agreement. The list of all Assigned Contracts is set forth in Schedule 1.3(a) hereto. To the extent that the assignment of all or any portion of any Assigned Contract shall require the consent of the other party thereto or any other third party, this Agreement shall not constitute an agreement to assign any such Assigned Contract if an attempted assignment without any such consent would constitute a breach or violation thereof. In order, however, to seek to provide Buyer the full realization and value of every Assigned Contract of the character described in the immediately preceding sentence (i) as soon as practicable after the Closing, Seller and Buyer shall cooperate, in all reasonable respects, to obtain any necessary consents to the assignment of the Assigned Contracts, provided that neither Party shall be required to make any payments or agree to any material undertakings in connection therewith, and (ii) until all such consents are obtained or all such Assigned Contracts expire or are terminated, Seller and Buyer shall cooperate, in all reasonable respects, to provide to Buyer the benefits under the Assigned Contracts (with Buyer entitled to all the gains and responsible for all the losses, Taxes, liabilities and/or obligations thereunder). In connection with clause (ii) of this Section 1.3(a), if requested in writing by Buyer, Seller shall, at Buyer’s cost and expense, seek to enforce for the benefit of Buyer all claims or rights of Seller arising under the Assigned Contracts, and Buyer shall perform and comply with, at Buyer’s cost, all of Seller’s obligations under the Assigned Contracts as if Buyer was Seller thereunder.
          (b) Registrations and Applicable Permits. On the Closing Date, Seller shall assign or transfer to Buyer, and Buyer shall assume, the Registrations and Applicable Permits to the extent provided in this Agreement. To the extent that the assignment or transfer of all or any portion of any Registration or Applicable Permit shall require the consent of the other party thereto or any other third party, this Agreement shall not constitute an agreement to assign or transfer any such Registration or Applicable Permit if an attempted assignment or transfer without any such consent would constitute a breach or violation thereof. In order, however, to seek to provide Buyer the full realization and value of the Registrations and Applicable Permits (a) as soon as practicable after the Closing, Seller shall use commercially reasonable efforts to obtain and Buyer shall cooperate, in all reasonable respects to obtain any necessary consents to the assignment of the Registrations and Applicable Permits, provided that neither Party shall be required to make any payments or agree to any material undertakings in connection therewith, and (b) until all such consents are obtained or all such Registrations and Applicable Permits expire or are terminated, Seller and Buyer shall cooperate, in all reasonable respects, to provide to Buyer the benefits under the Registrations and Applicable Permits.
     1.4 Asset License. Sellers hereby grants to Buyer an exclusive (even as to Sellers) limited to the Anthrax Field, worldwide, perpetual license under the Xenerex Technology to Develop and Commercialize Products intended for use in the Anthrax Field, with the right to grant sublicenses (the “Asset License”). Any sublicense granted to a Third Party, shall be in writing and include provisions which obligate such a party to comply with all the terms and conditions of this Agreement. Buyer shall remain fully responsible to Sellers for performance of this Agreement.
     1.5 Third Party Agreements. Seller shall be solely responsible for all obligations under the agreements listed in Schedule 1.5 (each such agreement a “Third Party Agreement”). Seller shall maintain the Third Party Agreements in good standing and not take any actions (or omit or fail to take any actions) which would result in a breach of any of such Third Party Agreements other than as contemplated by this section. Seller agrees that it shall not amend, modify or supplement or take any action or inaction with respect to any of the Third Party Agreements in any manner that would materially adversely affect Buyer’s rights under this Agreement without the consent of Buyer, such consent not to be unreasonably withheld or delayed. In the alternative, Seller may arrange for the assignment of such Third Party Agreements (with the consent of the applicable third party licensor, if required) to Buyer at no transactional expense to Buyer. In addition, Seller shall not sell, assign (except as permitted in Section 10.4 hereof), convey, pledge, hypothecate or otherwise transfer any of the Third Party Agreements or Seller’s rights or obligations thereunder, or otherwise make any commitments or offers in a manner that materially conflicts with Buyer’s rights hereunder without the consent of Buyer, such consent not to be unreasonably withheld or delayed. Seller shall immediately notify Buyer upon receipt by Seller of any notice from a licensor under any Third Party Agreements of such licensor’s intent to (i) terminate Seller’s rights that are sublicensed to Buyer hereunder, or (ii) exercise its respective rights or remedies thereunder, or (iii) otherwise take any other action, in each case that would reasonably be expected to materially and adversely affect Buyer’s rights. This provision shall not affect, in any manner, the parties’ rights to assign this Agreement or rights to the Xenerex Technology not transferred under this Agreement as provided for in Section 10.4 of this Agreement.
     1.6 Technology Transfer. Sellers shall, as reasonably requested by Buyer, furnish Buyer with copies of, and provide Buyer with ongoing access to, all information or documentation in the control of Sellers or any of their Affiliates relating to, or necessary or useful to exploit the Product, which information and documentation includes, but is not limited to: (i) all Seller Know-How and (ii) all data, documentation and information relating to or that may be necessary or useful for the filing of an Investigational New Drug Application, a Biologics License Application or their foreign counterparts for any product having the Product as an active ingredient (including all databases, toxicology reports, and other regulatory, scientific and safety information). Sellers shall make available to Buyer appropriate personnel of Sellers and any of their Affiliates as reasonably requested by Buyer from time to time, to assist in the effectuation of the technology transfer contemplated by Section 6.3, at Seller’s expense for the four-week period following the Closing, not to exceed eight (8) hours per week during such period (with any out-of-pocket expenses incurred during such period by the Seller’s representatives and approved by Buyer in writing to be reimbursed by Buyer to Seller), and at Buyer’s expense thereafter. Sellers hereby assign to Buyer their rights in any regulatory filings for products having the Product as an active ingredient, to the extent any such regulatory filings exist. Sellers agree to work diligently and in good faith to complete the transfers set forth in this Section 1.6 from Seller to Buyer.
     1.7 Further Assurances. At any time and from time to time after the Closing, at the reasonable request of Buyer and without further consideration, Sellers shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as Buyer may reasonably request to transfer, convey and assign to Buyer, and to confirm Buyer’s rights to, title in and ownership of, the Acquired Assets and to place Buyer in actual possession and operating control thereof.
ARTICLE II
PURCHASE PRICE; ADDITIONAL PAYMENTS
     2.1 Execution Date Payment. In consideration of the transactions contemplated by this Agreement, Buyer shall assume the Assumed Liabilities and pay to Seller, by wire transfer of immediately available funds directly to an account designated by Seller $100,000 (the “Execution Date Payment”) and make the additional payments, if applicable, set forth in this Article II. The parties acknowledge that Buyer previously paid a non-refundable amount of $50,000 (the “Proposal Payment”) in conjunction with the submission of the Proposal on November 7, 2007 and that such amount shall constitute part of the purchase price for the Acquired Assets. Buyer Parent agrees to be jointly and severally liable for the complete and prompt payment of Buyer’s payment obligations under this Agreement.
     2.2 GMP Payment. In addition to any other amounts due hereunder, upon release by AppTec of the GMP Clinical Materials to Buyer and Buyer’s written acceptance thereof (which acceptance will not be unreasonably withheld, conditioned or delayed), Buyer shall, upon receipt of Seller’s invoice, promptly pay to Seller, by wire transfer of immediately available funds directly to an account designated by Seller $100,000 (the “GMP Payment”).
     2.3 Milestone Payments. Subject to the achievement of the following, Buyer shall, upon receipt of Seller’s invoice, promptly pay to Seller:
          (a) In addition to any other amounts due hereunder, upon the terms and subject to the conditions set forth herein, upon the receipt of official notification of an award of a grant or contract (a copy of such notification to be promptly provided to the Sellers) from NIAID (excluding grants or contracts for Commercial Sales) with respect to AVP-21D9 in response to the Proposal (the “NIAID Grant”):

(i)	$* * * if the aggregate amount of the NIAID Grant award is equal to or greater than $* * *; or

(ii)	$* * * if the aggregate amount of the NIAID Grant award is less than $* * *.
In the event the Buyer does not receive a NIAID Grant in response to the Proposal, upon the acceptance by Buyer or any Affiliate of a grant or contract from NIAID (excluding grants or contracts for Commercial Sales) with respect to AVP-21D9 in response to any proposal other than the Proposal:
(i)	$* * * if the aggregate amount of the NIAID Grant award is equal to or greater than $* * *; or

(ii)	$* * * if the aggregate amount of the NIAID Grant award is less than $* * * but greater than $* * *.
Buyer shall make only one payment to Seller under this Section 2.3(a). The payment under subsections (i) and (ii) above shall be payable only one time. In no event shall aggregate payments due under this Section 2.3(a) exceed $* * *.
          (b) If (and only if) Buyer or any Affiliate receives aggregate payments from the NIAID pursuant to the NIAID Grant of at least $* * * , Buyer shall promptly pay Seller, in addition to all other amounts payable under this Article II, an amount equal to $* * *. The payment due under this Section 2.3(b) is a one-time payment and shall only be paid upon receipt of the first $* * * paid under the NIAID Grant.
          (c) If (and only if) Buyer, any Affiliate or any sublicensee achieves Net Sales of at least $* * * (for the avoidance of doubt, the $* * * of Net Sales does not include the $* * * NIAID Grant described in clause (b) above), Buyer shall promptly pay Seller, in addition to all other amounts payable under this Article II, an amount equal to $* * *. The payment due under this Section 2.3(c) is a one-time payment and shall only be paid upon receipt of the first $* * * of Net Sales.
     2.4 Sales-Based Contingent Purchase Price Payments.
          (a) In addition to any other amounts due under Article II, upon the terms and subject to the conditions set forth herein, in consideration of the sale, transfer, conveyance, assignment and delivery of the Acquired Assets, Buyer shall pay, or cause to be paid, to Seller quarterly payments in arrears in accordance with this Section 2.4(a) and Section 2.4(b) (the “Sales-Based Contingent Purchase Price Payments”) based upon cumulative Net Sales of the Product or any product or antibody made, produced, manufactured or sublicensed under the Asset License. The payments shall be determined in accordance with the following scale:

* * *	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

               (i) until the amount of cumulative Net Sales is equal to $* * *, * * * percent (* * *%) of such Net Sales;
               (ii) for that portion of cumulative Net Sales equal to or greater than
$* * * but less than $* * * , * * * percent (* * *%) of such Net Sales; and
               (iii) for that portion of cumulative Net Sales equal to or greater than $* * * but less than $* * *, *** percent (***%) of such Net Sales; and
               (iv) for that portion of cumulative Net Sales equal to or greater than $* * *, * * * percent (* * *%) of such Net Sales.
          (b) Payment and Reports.
               (i) Quarterly Payment Reports. Buyer shall deliver to Seller, within forty-five (45) days after the end of each calendar quarter, a written accounting of Net Sales during the prior calendar quarter. Such quarterly reports shall indicate (i) gross sales of Product, an itemization of deductions made to gross sales to reach Net Sales, Net Sales and cumulative Net Sales, and (ii) the calculation of payment amounts owed to Seller from such gross sales and Net Sales. Buyer shall deliver amounts due pursuant to Section 2.4(a) to Seller for each calendar quarter concurrently with the delivery to Seller of the accounting for such calendar quarter.
               (ii) Audits. Buyer shall keep, and shall require its Affiliates and its and their sublicensees to keep, records of the latest three (3) years relating to gross sales and Net Sales. For the sole purpose of verifying the reports provided for in Section 2.4(b), Buyer further agrees to permit such records to be examined by an independent accounting firm selected by Seller at Seller’s cost and expense and in the location(s) where such records are maintained by Buyer and its Affiliates upon reasonable notice, during regular business hours and without unreasonable disruption to Buyer’s and its Affiliates’ operations. Unless Seller obtains the prior written consent of Buyer, which consent shall not be unreasonably withheld, such accounting firms must be selected from U.S. accounting firms that are AICPA registered accounting firms. Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time. Seller shall provide a copy of the results (and backup) of such review promptly after Seller receives such results. If the review reflects an underpayment to Seller, Buyer shall promptly remit such underpayment to Seller, Together with a rate of interest equal to an annual percentage rate of nine percent (9%), provided, that if Buyer notifies Seller that Buyer disagrees with the determination of the underpayment amount and if thereafter the Parties are unable to agree in good faith as to such underpayment amount, then such matter shall be referred to a mutually agreed independent auditor or valuation expert for resolution, and the determination of such auditor or valuation expert shall be conclusive and binding on the parties. If the underpayment is equal to or greater than ten percent (10%) of the amount that was otherwise due, Seller shall be entitled to have Buyer pay all of the costs of such review, including the cost of the independent auditor.

* * *	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

          (c) Adjustments to Payments.
               (i) If, in any calendar quarter, sales of Follow-On Biological Products reach *** percent (***%) worldwide market share (calculated on a unit basis), then, the payment owed under Section 2.4 for Net Sales shall be decreased by *** percent (***%) for the remainder of the time period that payments are due pursuant to Section 2.4.
               (ii) On a country-by-country basis, Buyer may reduce the amount of any payments otherwise due to Seller under this Section 2.4 with respect to Net Sales in such country by up to * * * percent (* * *%) of any royalties or other amounts paid to Third Party(ies) to permit the Development or Commercialization of the Product (or any amounts paid to such Third Party(ies) in settlement of a claim of infringement by the Product).
          (d) Duration of Payments. The amounts payable under this Section 2.4 shall be paid on a country-by-country basis until the earlier of (i) seven (7) years following the first Commercial Sale of the Product in such country or (ii) expiration or discontinuation of the last to expire Valid Claim that Covers the Development or Commercialization of the Product in such country.
ARTICLE III
CLOSING
     3.1 Closing. Upon the terms and subject to the conditions of this Agreement, the Closing shall take place concurrently with the execution of this Agreement by the Parties hereto (the “Closing Date”). The Parties to this Agreement will exchange (or cause to be exchanged) at the Closing the funds, agreements, instruments, certificates and other documents, and do, or cause to be done, all of the things respectively required of each Party as specified in Sections 3.2(a) and 3.2(b)
     3.2 Transactions at Closing.
          (a) Seller’s Actions and Deliveries. At the Closing, Seller shall:
               (i) execute and deliver to Buyer this Agreement;
               (ii) execute and deliver to Buyer a bill of sale in the form attached hereto as Exhibit A;
               (iii) execute and deliver to Buyer one or more patent assignments in the form attached hereto as Exhibit B;
               (iv) execute and deliver such other instruments of conveyance as Buyer may reasonably request in order to effect the sale, transfer, conveyance, assignment and license to Buyer of valid ownership of the Acquired Assets;

* * *	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

               (v) deliver to Buyer, or otherwise put Buyer in possession and control of, all of the Acquired Assets of a tangible nature;
               (vi) execute and deliver to each other a cross-receipt evidencing the transactions referred to in this Section 3.2(a); and
               (vii) execute and deliver an Incumbency and Officer’s Certificate from each of Seller and Seller Parent in form and substance reasonably satisfactory to Buyer.
          (b) Buyer’s Actions and Deliveries. At the Closing Buyer shall:
               (i) execute and deliver to Sellers this Agreement;
               (ii) execute and deliver to Seller an instrument of assumption in the form attached hereto as Exhibit C;
               (iii) execute and deliver such other instruments as Sellers may reasonably request in order to effect the assumption by Buyer of the Assumed Liabilities;
               (iv) pay to Seller, payable by wire transfer of immediately available funds to an account designated by Seller, the Execution Date Payment;
               (v) execute and deliver to each other a cross-receipt evidencing the transactions referred to in this Section 3.2(b); and
               (vi) execute and deliver an Incumbency and Officer’s Certificate from each of Buyer and Buyer Parent in form and substance reasonably satisfactory to Sellers.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARENT
     Each of the Sellers, jointly and severally, represents and warrants to Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article IV are true and correct. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered sections and subsections contained in this Article IV. The disclosures in any section or subsection of the Disclosure Schedule shall qualify the corresponding section or subsection in this Article IV as well as any other section or subsection to which the nature of the disclosure made relates but only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other section and subsection. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation, warranty or covenant of Sellers contained in this Agreement. The inclusion of any information in the Disclosure Schedules (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Material Adverse Effect or is outside the Ordinary Course of Business.

     4.1 Organization, Qualification and Corporate Power. Each of the Sellers is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of California. Seller has all requisite corporate power and authority to own, lease and operate, as applicable, the Acquired Assets.
     4.2 Authorization of Transaction. Each of the Sellers has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by each of the Sellers of this Agreement and the Ancillary Agreements to which it is a party and the performance by each of the Sellers of this Agreement and each Ancillary Agreement to which it is a party and the consummation by each of the Sellers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each of the respective Sellers. Each of this Agreement and the Ancillary Agreements has been duly and validly executed and delivered by each of Sellers that is a party thereto and constitutes a valid and binding obligation of Sellers, enforceable against each of the Sellers in accordance with its terms except as may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
     4.3 Noncontravention. Except as disclosed on Schedule 4.3(c), neither the execution and delivery by Sellers of this Agreement or any of the Ancillary Agreements, nor the consummation by Sellers of the transactions contemplated hereby or thereby, does or will (a) conflict with or violate any provision of the Articles of Incorporation or by-laws of either of the Sellers, (b) require on the part of either of the Sellers any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which either of the Sellers is a party or by which either of the Sellers is bound or to which any of its assets is subject, (d) result in the imposition of any Lien upon any of the Acquired Assets or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its respective properties or assets.
     4.4 Absence of Certain Changes. Between December 31, 2006 and the date of this Agreement, there has not been with respect to the Product Line Operations:
          (a) any Material Adverse Effect, except that Sellers have reorganized and downsized their operations and have terminated the employment of all personnel working on the Product Line Operations and the Xenerex Technology except for one person, and Sellers have greatly reduced the amount of laboratory and research space used for the development of the Product Line Operations and the Xenerex Technology, resulting in a substantial slowdown in development efforts;
          (b) any incurrence, assumption or guarantee of any material Liability in the Ordinary Course of Business other than restructuring and other restructuring charges for personnel and facilities incurred in connection with the downsizing described in Section 4.4(a); or
          (c) any material transaction, agreement or event except as described in Section 4.4(a) outside the Ordinary Course of Business.
     4.5 Taxes. There are no Liens for Taxes upon the Acquired Assets except those relating to Taxes that are not yet due and payable.
     4.6 Ownership and Condition of Assets.
          (a) Except with respect to Product Line Intellectual Property (which is subject to Section 4.7) and the Books and Records, Seller is the true, lawful and sole owner, and has good title to the Product and Seller’s rights in the Assigned Contracts (subject to the rights of each counterparty in such Assigned Contracts), free and clear of all Liens. Upon execution and delivery by Seller to Buyer of the instruments of conveyance referred to in Section 3.2, Buyer will become the true, lawful and sole owner of, and will receive good title to, the Product and Seller’s rights in the Assigned Contracts (subject to the rights of each counterparty in such Assigned Contracts), free and clear of all Liens.
          (b) Seller has the lawful right to use the Books and Records. Upon execution and delivery by Seller to Buyer of the instruments of conveyance referred to in Section 3.2, Buyer will have the lawful right to use the Books and Records.
          (c) The Acquired Assets, together with the assets licensed pursuant to the license set forth in Section 1.4 are sufficient for the conduct of the Product Line Operations except that Seller does not have any right to Commercialize any Product other than AVP-21D9. Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, and is in good operating condition and repair (subject to normal wear and tear).
     4.7 Intellectual Property. Notwithstanding anything to the contrary set forth in this Agreement, the representations set forth in this Section 4.7 constitute Seller Parent’s and Seller’s sole representations with respect to Product Line Intellectual Property, except for the representations set forth in Sections 4.2, 4.3, 4.5, and 4.10.
          (a) Ownership; Sufficiency. The AVP Anthrax Patents constitute all patents and patent applications owned by Sellers necessary or useful for the exploitation of the Product and the conduct of the Product Line Operations. Section 4.7(a) of the Disclosure Schedule lists, with respect to the AVP Anthrax Patents, the applicable application or patent number, title, and jurisdiction in which filing was made, date of filing or issuance. Seller is the owner of and has good title to the AVP Anthrax Patents in existence as of the Closing Date, free and clear of any Lien. All assignments to the Seller of AVP Anthrax Patents in existence as of the Closing Date have been properly executed and recorded. All issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of Seller. The AVP Anthrax Patents will be owned by the Buyer immediately following the

Closing on the same terms and conditions as they were held by the Seller immediately prior to the Closing.
          (b) Prosecution Matters. Subject to 4.7(a), there are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the knowledge of Seller, threatened, with respect to any AVP Anthrax Patents in existence as of the Closing Date. In Application No. 11/041,763, the Seller copied claims from U.S. Patent Publication No. 20060258842, published on November 16, 2006 to Groen et al. and PCT Publication No. WO 2005/120567, published on December 22, 2005 to Groen et al. (IQ Corporation), which claims were subsequently cancelled. Seller and entities involved in the prosecution of the AVP Anthrax Patents (such as Seller’s attorneys, inventors, agents) have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any foreign patent office requiring such disclosure with respect to all patent applications filed by or on behalf of Seller and have made no material misrepresentation in such applications. To the extent that patent applications are pending, Seller may still be in the process submitting Information Disclosure Statements in the United States, or equivalent submissions in Foreign Patent Offices.
          (c) Protection Measures. Seller has taken reasonable measures to protect the proprietary nature of the Product Line Intellectual Property, and to maintain in confidence all trade secrets and information comprising a part thereof. To the Knowledge of the Seller, there has been no: (i) unauthorized disclosure of any third party proprietary information in the possession, custody or control of Seller, or (ii) breach of Seller’s security procedures wherein information has been disclosed to a third person.
          (d) Non-infringement of Third Party Rights. To the knowledge of the Seller, the Product Line Operations do not infringe or violate, or constitute a misappropriation of, any Patents and Know-How rights of any Third Party. Sellers have not received any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required. Sellers have provided or made available to Buyer copies of all complaints, claims, notices or threats concerning any alleged infringement by the Product, in its possession.
          (e) Infringement of Seller’s Rights. To the knowledge of Seller, no third party (including, without limitation, any current or former employee, founder, inventor of any Product Line Patent, or consultant to Seller) is infringing, violating or misappropriating any of the Product Line Intellectual Property. Sellers have provided or made available to Buyer copies of all complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Product Line Intellectual Property.
          (f) Outbound IP Agreements. Section 4.7(f) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which Seller has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person or entity, or covenanted not to assert any right, with respect to any past, existing or future Product Line Intellectual Property. Neither of the Sellers is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Product Line Intellectual Property to any person.

          (g) Inbound IP Agreements. Section 4.7(g) of the Disclosure Schedule identifies each agreement, contract, assignment or other instrument between Seller and a third party which are part of the Acquired Assets.
          (h) Employee and Inventor Assignments. Schedule 4.7(h) identifies each employee of Seller materially involved in the research or development of the Product, and any inventor of the AVP Anthrax Patents has executed a valid and binding written agreement expressly or in substance assigning to Seller all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment and all Patents and Know-How rights therein.
          (i) Support and Funding. The U.S. Government may have certain rights to the AVP Anthrax Patents by virtue of one or more Grants Received. Except as set forth on Schedule 4.7(i) of the Disclosure Schedule, Seller has not received any direct support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the development or exploitation of the Product or conduct of the Product Line Operations or any facilities or equipment used in connection therewith.
     4.8 Biological Materials. To Seller’s Knowledge, the Biological Materials listed on Schedule 9.1(d) constitute all of the Biological Materials. To Sellers’ Knowledge, all Biological Materials in the possession of AppTec have been developed, produced and stored in accordance with Good Laboratory Practices as defined by the U.S. Food and Drug Administration (“GLP”).
     4.9 Contracts. Seller has made available or delivered to Buyer a complete and accurate copy of each Assigned Contract. The Assigned Contracts include all of the contracts and agreements to which Seller or any of its Affiliates is a party that relate primarily or exclusively to the Product Line Operations. Neither Seller nor any of its Affiliates is a party to or bound by any contract, agreement or arrangement (written or oral) that is material to the Product Line Operations, except for the Assigned Contracts. All of the Assigned Contracts are in full force and effect. All of the Assigned Contracts are valid and binding and are enforceable in accordance with their terms against Seller and, to Seller’s Knowledge, all other parties thereto. Except as set forth in Section 4.9 of the Disclosure Schedule, all of the Assigned Contracts are freely assignable to Buyer pursuant to this Agreement without the consent of any party thereto. To the knowledge of Seller, no condition exists or event has occurred as a result of action or inaction by Seller or any other person that, with notice or lapse of time or both, would constitute (a) default of any Assigned Contract by Seller, or any other party thereto or (b) a basis for force majeure or other claim of excusable delay or non-performance under any Assigned Contract against Seller or against any other party thereto.
     4.10 Litigation. There is no action, suit, litigation, proceeding, claim, governmental investigation or administrative action pending or, to Seller’s Knowledge, threatened directly or indirectly involving the Product, the Product Line Operations, the Acquired Assets, any Assigned Contract or the transactions contemplated hereby or by any of the Ancillary Agreements, which has had or would, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect.

     4.11 Permits. All permits, licenses, franchises or authorizations from any Governmental Entity that are required for the Product Line Operations are listed on Schedule 4.11 (collectively, the “Applicable Permits”) and are valid and in full force and effect and Seller is not in violation of or in default under any Applicable Permit. No suspension or cancellation of any such Applicable Permit has been threatened in writing.
     4.12 Legal Compliance. Seller is, and has since December 31, 2005 been, in material compliance with all applicable laws (including rules and regulations thereunder) of any Governmental Entity, relating to the Product Line Operations, the Acquired Assets and the use of the Acquired Assets.
     4.13 Regulatory Compliance.
          (a) Seller has delivered or made available to Buyer true, correct and complete copies of all material written communications between Seller, on the one hand, any applicable Medical Product Regulatory Authority on the other hand, relating to the Product, including copies of any pre-Investigational New Drug Application meeting packages submitted by Seller for the Product, and any similar state or foreign regulatory submission made by or on behalf of Seller, including all supplements and amendments thereto. There have been no meetings or oral discussions between Seller, on the one hand, any applicable Medical Product Regulatory Authority on the other hand, relating to the Product.
          (b) The conduct of the production and Development activities related to the Product Line Operations has been conducted in material compliance with current Good Manufacturing Practices and other applicable rules and regulations of the FDA. Buyer acknowledges and Seller represents that Product scale up has been outsourced to Third Parties. Sellers agree to require vendors to conduct studies to be performed under the U01 in accordance with Good Laboratory Practices.
          (c) Seller has not been and is not, and to Sellers Knowledge none of its subcontractors engaged in the Development or production of the product have been or is, subject to any adverse FDA inspection, finding of deficiency, finding of non-compliance, warning, investigation, penalty for corrective or remedial action or other compliance or enforcement action relating to Seller’s operations, the Product, or any of Seller’s other products.
          (d) Neither Seller nor any of Seller’s officers, employees or agents acting for Seller is subject to any pending or threatened investigation by (A) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any amendments thereto, (B) the Department of Health and Human Services Office of Inspector General, Department of Justice, or other Governmental Entity pursuant to the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), or the Federal False Claims Act, or similar state or foreign law. Neither Seller nor any of Seller’s officers, employees or agents acting for Seller has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for action under any of the statutes, regulations or policy referred to in the preceding sentence. Neither Seller nor any of Seller’s officers, employees or agents acting for Seller has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A)

debarment under 21 U.S.C. §335a or any similar state or foreign law or (B) exclusion under 42 U.S.C. §1320a-7 or any similar state or foreign law.
     4.14 Environmental Matters.
          (a) Seller and the conduct of the Product Line Operations are and have been in compliance with applicable Environmental Laws, except for any failure to comply with Environmental Laws that would not reasonably be expected to result in a Material Adverse Effect.
          (b) There is no pending or, to the knowledge of Seller, threatened action, suit, notice of violation or judicial or administrative proceeding, investigation or claim relating to Environmental Matters, including Off-Site Liabilities or any violation of Environmental Law, involving the Product Line Operations, or any property currently, or, to the knowledge of Seller, formerly owned or operated by Seller in connection with the Product Line Operations.
     4.15 Specifications. The specifications included in Schedule 4.15 of the Disclosure Schedule (the “Specifications”) are the specifications that are used by Seller to produce AVP-21D9 at a 100 liter scale as of the date hereof, and the GMP Clinical Materials to be released by Apptec shall satisfy the Specifications.
     4.16 Clinical and Scientific Data.
          (a) To Sellers’ knowledge, Seller has made available to Buyer all available pre-clinical study data, including raw data and reports, created by Seller, or any third party on behalf of Seller relating to the Product (“Scientific Data”) and in Seller’s possession. Seller will following the Closing, continue to take commercially reasonable steps to make available or assist Buyer in obtaining access to all Scientific Data.
          (b) Seller either owns and has possession, or has the right to use and full rights of access to, all Scientific Data.
          (c) There have been no human clinical studies conducted in connection with the Product.
          (d) The Proposal is materially consistent with the Scientific Data.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT
     Buyer and Buyer Parent, as the case may be, represent and warrant to Seller as follows:
     5.1 Organization and Corporate Power. Buyer and Buyer Parent are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer and Buyer Parent have all requisite corporate power and authority to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

     5.2 Authorization of the Transaction. Buyer and Buyer Parent have all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform their respective obligations hereunder and thereunder. The execution and delivery by Buyer and Buyer Parent of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and Buyer Parent. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Buyer and Buyer Parent and constitute valid and binding obligations of Buyer and Buyer Parent enforceable against them in accordance with their respective terms.
     5.3 Noncontravention. Neither the execution and delivery by Buyer and Buyer Parent of this Agreement or the Ancillary Agreements, nor the consummation by Buyer and Buyer Parent of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of Buyer or Buyer Parent, (b) require on the part of Buyer or Buyer Parent any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Buyer or Buyer Parent is a party or by which it is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to adversely affect or delay the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, Buyer Parent or any of their respective properties or assets.
     5.4 Compliance with Applicable Law. Buyer conducts its business in compliance with all applicable laws, except for violations, if any, which would not, individually or in the aggregate, reasonably be expected to materially affect or delay the ability of Buyer to consummate the transactions contemplated hereby.
     5.5 Litigation. There is no material action, suit, litigation, proceeding, claim or investigation pending, or to the knowledge of Buyer, threatened that is reasonably likely to adversely affect or delay Buyer’s or Buyer Parent’s performance under this Agreement or the consummation of the transactions contemplated herein.
     5.6 Brokers’ Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS; OTHER AGREEMENTS
     6.1 Proprietary Information. From and after the Closing, Sellers shall not disclose or make use of (except to pursue its rights, under this Agreement or the Ancillary Agreements), and shall use their best efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets or Buyer or its business, except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by Seller or an Affiliate. Sellers shall enforce, for the benefit of Buyer, all confidentiality, invention assignments and similar agreements between either Seller or Seller Parent and any other party relating to the Acquired Assets. Except with respect to the Xenerex Technology not licensed or assets not sold under this Agreement, the Buyer shall be entitled to assume the control of any litigation, action, arbitration or proceeding in connection with the enforcement of any of the rights associated with the Acquired Assets at Buyer’s expense. Notwithstanding the foregoing or any other provision in this Agreement, Sellers may market, sell, hypothecate, transfer or otherwise assign any asset or right not specifically sold, transferred or licensed under this Agreement subject to Sellers’ confidentiality and non-disclosure agreements.
     6.2 Tax Matters.
          (a) After the Closing Date, Buyer and Sellers shall cooperate in the filing of any Tax returns or other Tax-related forms or reports, to the extent such filing requires providing each other with necessary relevant records and documents relating to the Acquired Assets or the Product, or providing reasonable access to employees. Sellers and Buyer shall cooperate in the same manner: (i) in defending or resolving any Tax audit, examination or tax-related litigation relating to the Acquired Assets or the Product; and (ii) to minimize any transfer, sales and use Taxes and notarial and registry fees and recording costs.
          (b) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax returns and other documentation with respect to such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.
     6.3 Books and Records.
          (a) Sellers shall not destroy any Books and Records retained by them without first providing Buyer with the opportunity to obtain or copy the portion thereof at Buyer’s expense. Following the Closing, Sellers shall promptly make available to Buyer all Books and Records that are discovered to be in the possession of Sellers and that have not previously been furnished to the Buyer at Buyer’s expense, provided that Seller may restrict Buyer’s right to access attorney client privileged communications or work product if such restriction is exercised by Sellers in a reasonable manner. Sellers may retain one copy of the Books and Records for archival purposes only.

          (b) Promptly upon request by Buyer made at any time following the Closing Date, Sellers shall authorize the release to Buyer the portion of any files pertaining to the Acquired Assets or the conduct of the Product Line Operations held by any Governmental Entity.
          (c) The Parties agree that Sellers may maintain copies of the Other Books and Records that are jointly necessary or useful for the exploitation of the other Seller assets not sold transferred or licensed under this Agreement. Such Other Books and Records are not exclusively transferred to the Buyer and may be disclosed to, jointly transferred to or jointly licensed to other Third Parties subject to the terms of this Agreement, provided that the party to which such Other Books and Records are disclosed, transferred or licensed agrees to not use such Other Books and Records to exploit any product in the Anthrax Field.
     6.4 Use of Name. Except in the circumstances described in Section 8.3(a) pertaining to Sellers’ disclosure obligations, compliance with this Agreement, and for Sellers’ own internal reporting purposes, Sellers shall not use, and shall not permit any Affiliate to use, the name AVP-21D9 or any name reasonably similar thereto after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by Seller on the date of this Agreement.
     6.5 Employees. Buyer shall be permitted to offer employment to any employee of Sellers necessary for the operation of the Product Line Operations. Each of the Sellers hereby consents to the hiring of any such employees by Buyer and waives, with respect to the employment by Buyer of such employees, any claims or rights it may have against Buyer or any such employee under any non-competition, confidentiality or employment agreement.
     6.6 Patent Extension. Buyer shall be solely responsible for all patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, that are applicable to any AVP Anthrax Patents. Upon Buyer’s request, Seller shall execute all documents for such applications and take any additional action as Buyer reasonably requests in connection therewith at Buyer’s expense. Except as specifically set forth in this Agreement, Sellers shall have no further or ongoing obligation to extend or maintain any of the AVP Anthrax Patents or to support any Product Line Intellectual Property.
     6.7 Patent Prosecution. After the Closing Date, Buyer shall have the sole right, obligation and option to file and prosecute any patent applications and to maintain any patents included in the AVP Anthrax Patents, at Buyer’s cost and expense. If and to the extent reasonably requested by Buyer, Sellers will provide reasonable assistance to Buyer at Buyer’s expense in prosecuting any administrative action brought by Buyer against a Third Party in order to oppose or secure reexamination of a patent held by such Third Party that is deemed to Cover exploitation of a Product, or defending any action brought against Buyer by a Third Party asserting a patent alleged to Cover exploitation of a Product.
     6.8 Due Diligence Development and Commercialization Obligations. Buyer agrees to use commercially reasonable efforts to Develop and Commercialize a Product.
     6.9 Performance of the Outstanding Tasks Under Seller’s U01 Grant.

          (a) Seller shall perform its remaining obligations under its current U01 grant as required by the NIAID (the “Services”). The obligation to perform the Services shall terminate upon completion of the Services as determined jointly by the NIAID and Seller. In the course of performing the Services, Seller shall consult with Gary Nabors, or any alternate contact specified by Buyer (the “Emergent Contact”), and perform the Services in a collaborative manner. Buyer agrees not to interpose or add any additional requirements to the Services unless such additional requirements are required by the NIAID in writing, agreed to in writing and in advance by Sellers, such agreement not to be unreasonably withheld, delayed or conditioned (it being understood that if the work is not required by the NIAID, Seller is not obligated to perform such work). Sellers represent and warrant that the Services to be performed hereunder by the Sellers will be performed in a competent, diligent and workmanlike manner, and to the extent the work is done by Third Parties, Sellers shall contract that the work will be performed in a competent, diligent and workmanlike manner and using Good Laboratory Practices.
          (b) Any work requested by Buyer that expands the resources required to perform the work required by NIAID, or the technology transfer work beyond what will be provided by Seller to Buyer pursuant to Section 1.6, shall be paid for by Buyer at a rate of one hundred fifty U.S. Dollars ($150) an hour, or fraction thereof, pursuant to a mutually agreeable work order. Work performed shall be acceptable to Buyer. Seller shall submit invoices on a monthly basis accompanied by a timesheet detailing the hours worked and signed by an authorized representative of the Seller. Buyer will reimburse Seller for reasonable out-of-pocket expenses that have are accompanied by receipts submitted for reimbursement with an invoice. Invoices will not be processed and paid unless they refer to the applicable Accounting Code which Buyer shall provide in advance of any work order. Invoices shall be payable within thirty (30) days of receipt by Buyer.
          (c) Representatives of Sellers performing Services hereunder will not receive employee benefits from Buyer, including but not limited to paid vacation, sick leave or any insurance benefits.
          (d) All right, title, and interest in and to all reports, data, information, documents, materials and inventions arising out of the direct performance of Services provided hereunder, subject to any rights to such items asserted by the U. S government or any agency thereof, shall belong to and be the property of Buyer. Sellers agree, without further payment by Buyer, to make any assignments, and shall cause any other employees or agents as applicable to assign, and execute all documents necessary to effect Buyer’s title thereto in all countries of the world. Furthermore, all documents and materials prepared by Sellers in the performance of duties hereunder will constitute works-made-for-hire and shall belong to and be the exclusive property of Buyer and shall be surrendered by Sellers to Buyer upon completion of the Services. Sellers hereby assign to Buyer all rights that Sellers may have to data, information, documents, materials and inventions referred to in this paragraph.
          (e) In performing the Services, Sellers shall comply with all applicable existing and future laws, rules and regulations.

ARTICLE VII
INDEMNIFICATION
     7.1 Indemnification by Seller and Seller Parent. Seller and Seller Parent shall, jointly and severally, indemnify Buyer in respect of, and hold Buyer harmless against, Damages incurred or suffered by Buyer or any Affiliate thereof resulting from, relating to or constituting:
          (a) any breach of any representation or warranty of either of the Sellers contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by either of the Sellers to Buyer pursuant to this Agreement;
          (b) any failure to perform any covenant or agreement of either of the Sellers contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by either of the Sellers to Buyer pursuant to this Agreement;
          (c) any Retained Liabilities.
     7.2 Indemnification by Buyer. Buyer shall indemnify Seller in respect of, and hold it harmless against, any and all Damages incurred or suffered by Seller resulting from, relating to or constituting:
          (a) any breach of any representation or warranty of Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by Buyer to Sellers pursuant to this Agreement;
          (b) any failure to perform any covenant or agreement of Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by Buyer to Sellers pursuant to this Agreement; or
          (c) any Assumed Liabilities.
     7.3 Limitations on Indemnification.
          (a) Notwithstanding anything to the contrary set forth in this Agreement, the right to indemnification under Section 7.1(a) shall, unless otherwise explicitly stated in this Agreement, be subject to the following limitations:
               (i) With respect to Damages arising of out of a breach of Sections 4.1, 4.2, 5.1, and 5.2, Buyer and Seller shall be liable for all such Damages suffered by the other Party.
               (ii) With respect to Damages arising of out of a breach of a representation or warranty not expressly covered by Section 7.3(a)(i), Sellers shall not be liable for any Damages suffered by Buyer unless the Damages arising out of the applicable breach are in excess of $150,000 (the “Deductible”) at which point Sellers shall be liable for 50% of all Damages in excess of the Deductible, provided that Damages actually paid by Sellers shall not exceed the lesser of $800,000 or the aggregate amount actually paid by Buyer pursuant to this agreement (the “Overall Cap”).
               (iii) Nothing in this Article VII shall be deemed to limit Buyer Parent’s financial obligations set forth in this Agreement.
          (b) Except in the event of fraud or for the breach by Buyer of any obligation to pay any amounts pursuant to Article II, the indemnification provisions contained in this Article VII shall be the Parties’ exclusive remedy for any inaccuracy in or breach of any representation, warranty, covenant or obligation set forth in this Agreement or any Ancillary Agreement; provided, however, that nothing contained in this Section 7.3 or elsewhere in this Agreement shall limit the rights of a Party to seek or obtain injunctive relief or any other equitable remedy to which such Party is otherwise entitled.
          (c) Following the Closing Date, each Indemnified Party agrees to use commercially reasonable efforts to mitigate any Damages, including seeking recovery (i) under any available insurance policy that would insure any claim with respect to such Damages or (ii) from any third party. Subject to the limitations contained herein, all costs and expenses reasonably incurred in connection with such mitigation shall be Damages reimbursable as part of the relevant indemnification claim. In the event that any Party receives a payment with respect to any Damages, and thereafter such Party receives payment with respect to such Damages from any insurer or other third party, such Party shall pay to the other Party such amount received from such insurer or third party in respect of such Damages for which the Party received an indemnification payment.
     7.4 Indemnification Claims.
          (a) An Indemnified Party shall give prompt written notification to the Indemnifying Party of the commencement of any Third Party Action. In any event, such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action if (i) the Third Party Action involves criminal liability or seeks equitable relief against the Indemnified Party or (ii) the Indemnified Party has different defenses available to it with respect to such Third Party Action. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The non-Controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the non-Controlling Party reasonably advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the non-Controlling Party with respect thereto. The non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement only if the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.4(d). The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if (i) such settlement is purely monetary and (ii) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.
          (b) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.
          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.
          (d) If the Indemnifying Party delivers a Response to the Indemnified Party indicating that there is an amount in Dispute, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the Dispute related to such amount. If the Indemnifying Party and the Indemnified Party resolve such dispute in writing, then their resolution of such dispute shall be binding on the Indemnifying Party and the Indemnified Party and a settlement agreement stipulating the amount owed to the Indemnified Party (the “Stipulated Amount”) shall be signed by the Indemnifying Party and the Indemnified Party. Within three days after the execution of such settlement agreement, the Indemnifying Party shall pay to the Indemnified Party the Stipulated Amount by check or by wire transfer.

          (e) If the Indemnifying Party and the Indemnified Party are unable to resolve the dispute relating to any amount in Dispute during the 30-day period commencing upon the delivery of the Response to the Indemnifying Party, then either the Indemnifying Party or the Indemnified Party may submit the amount in Dispute to binding arbitration in the State of California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. Arbitration will be conducted by one arbitrator, mutually selected by the Indemnified Party and the Indemnifying Party; provided, however, that if the Indemnified Party and the Indemnifying Party fail to mutually select an arbitrator within 15 business days after the contested portion of the indemnification claim is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing. The arbitrator’s authority shall be confined to: (i) whether the Indemnified Party is entitled to recover the amount in Dispute (or a portion thereof), and the portion of the amount in Dispute the Indemnified Party is entitled to recover; and (ii) whether either party to the arbitration shall be required to bear and pay all or a portion of the other party’s attorneys’ fees and other expenses relating to the arbitration. The final decision of the arbitrator shall include the dollar amount of the award to the Indemnified Party, if any (the “Award Amount”), and shall be furnished in writing to the Indemnifying Party, the Indemnified Party and shall constitute a conclusive determination of the issues in question, binding upon the Indemnifying Party and the Indemnified Party. Within three days following the receipt of the final award of the arbitrator setting forth the Award Amount, if any, the Indemnifying Party shall pay to the Indemnified Party the Award Amount by check or by wire transfer.
     7.5 Survival of Representations and Warranties. All representations and warranties of the Parties shall (a) survive the Closing and (b) shall expire on the date that is the twenty-four (24) month anniversary of the Closing Date, except that (i) the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 5.1, 5.2 and 5.3 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 4.7, 4.13, 4.14, 4,15 and 4.16 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein (with respect to each of the foregoing, the “Designated Date”). If an Indemnified Party acting in good faith delivers to an Indemnifying Party, either a Claim Notice or an Expected Claim Notice prior to the applicable Designated Date, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved in accordance with the provisions of Article VII. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.
     7.6 Additional Limitations. Notwithstanding anything herein to the contrary, in no event shall an Indemnified Party be entitled to any consequential, punitive or special damages except in the event of fraud or willful misconduct.
     7.7 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII shall be treated as an adjustment to the Purchase Price for tax purposes.

ARTICLE VIII
CONFIDENTIAL INFORMATION
     8.1 Confidential Information. As used in this Agreement, the term “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer, electronic or other form, provided pursuant to this Agreement or generated pursuant to this Agreement by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), including information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, and all notes, analyses, compilations, studies, interpretations or other documents whether in tangible form or on electronic or other data storage media, prepared by the Receiving Party and its directors, managers, employees, independent contractors, agents or consultants (collectively, “Representatives”), which contain, reflect or are based on, in whole or in part, Confidential Information furnished to the Receiving Party or its Representatives by the Disclosing Party or any to its Representatives, and any other materials that have not been made available by the Disclosing Party to the general public. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:
          (a) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party;
          (b) were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;
          (c) became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of the Receiving Party in breach of the Receiving Party’s confidentiality obligations under this Agreement;
          (d) were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or
          (e) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party.
     8.2 Confidentiality Obligations. Each Receiving Party shall keep all Confidential Information received from the other Party with the same degree of care it maintains the confidentiality of its own Confidential Information. The Receiving Party shall not use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ directors, managers, employees, independent contractors, agents or consultants who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its

Affiliates’ directors, managers, employees, independent contractors, agents or consultants who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall be responsible for the compliance by such Representatives with such obligations as if they had been a party hereto. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party’s Representatives. It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.
     8.3 Permitted Disclosure and Use. Notwithstanding Section 8.2, either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of the provisions of this Agreement; (b) comply with a bona fide legal requirement (including by deposition, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar legal process); or (c) comply with applicable securities laws and regulations, applicable stock exchange, New York Stock Exchange regulation or NASDAQ regulation. Seller may disclose the terms of the license being granted pursuant to this Agreement by Seller to a Third Party under a confidentiality or nondisclosure agreement in connection with potential divestitures of the Sellers’ assets that are the subject of the license. Seller may disclose to a Third Party under a confidentiality or nondisclosure agreement regarding assets, business and operations of the Sellers in connection with capital raising and other potential transactions involving the Sellers’ assets that are not the subject of this Agreement. If a Party deems it necessary to disclose Confidential Information (other than disclosures being made under a confidentiality or nondisclosure agreement in connection with capital raising and potential divestitures of the Sellers’ assets as permitted by the previous two sentences) of the other Party pursuant to this Section 8.3, such Party shall give prompt prior (to the extent possible) notice of such disclosure to the other Party.
     8.4 Notification. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party, at the Disclosing Party’s expense, in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.
     8.5 Confidentiality of this Agreement. Subject to the applicable obligations required under securities laws as advised by Sellers’ outside securities counsel and the provisions of Section 10.1, the terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this Article VIII.
ARTICLE IX
DEFINITIONS

     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
     “Acquired Assets” shall mean the following assets, properties and rights of Seller existing as of the Closing:
a)	all right, title and interest to the Product;

b)	all rights under Assigned Contracts;

c)	all rights of Seller to Product Line Intellectual Property;

d)	all Biological Materials listed on Schedule 9.1(d);

e)	Applicable Permits listed on Schedule 4.11;

f)	all Anthrax Books and Records and Other Books and Records; and

g)	all right, title and interest to the assets listed on Schedule 9.1(g).
     “Affiliate” shall mean an affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.
     “Agreed Amount” shall mean part, but not all, of the Claimed Amount.
     “Ancillary Agreements” shall mean the bill of sale and other instruments of conveyance referred to in Section 3.2(a), and the instrument of assumption and other instruments referred to in Section 3.2(b).
     “Applicable Permits” is defined in Section 4.11.
     “Anthrax Books and Records” shall mean all books, records, accounts, ledgers, files, documents, correspondence, manufacturing and procedural manuals, Product Line Intellectual Property records, studies, reports and other printed or written materials relating solely to the Product or the Product Line Operations.
     “Anthrax Field” shall mean the treatment or prevention of infections, diseases or conditions in humans caused by exposure to Bacillus anthracis.
     “Apptec” shall mean App Tec Laboratory Services, Inc. located in Philadelphia Pennsylvania or any successor entity thereto.
     “Assigned Contracts” shall mean the contracts, licenses, agreements and other instruments relating to the Product or the Product Line Operations set forth on Schedule 1.3(a).
     “Assumed Liabilities” shall mean all Liabilities, whether or not accruing, arising out of or relating to events or occurrences happening or conditions existing, before, on or after the Closing

Date, which relate directly to the Acquired Assets, other than Retained Liabilities. Without limiting the foregoing, Assumed Liabilities include:
     (a) the Liabilities of Seller arising under the Assigned Contracts (other than as a result of a breach thereunder prior to the Closing Date); and
     (b) the Liabilities arising from the Product excluding (i) tort claims related to periods on or prior to the Closing Date, (ii) any and all Liability for Taxes payable by Seller and any Taxes related to or associated with the Product to the extent attributable to taxable periods on or before the Closing Date, and (iii) claims arising under any violation or breach of law, rule or regulation of any Governmental Entity to the extent attributable to periods on or before the Closing Date.
     “AVP-1C6” shall mean the monoclonal antibody which binds to the protective antigen of Bacillus anthracis having a heavy chain variable domain amino acid sequence (VH) and a light chain variable domain amino acid sequence (VK) as depicted as depicted in Figure 8 of U.S. Patent Application Publication No. 2006-0246079.
     “AVP-21D9” shall mean the monoclonal antibody which binds to the protective antigen of Bacillus anthracis having a heavy chain variable domain amino acid sequence as depicted in Figure 5 and a light chain variable domain amino acid sequence as depicted in Figure 6 of U.S. Patent Application Publication No. 2006-0246079.
     “AVP-22G12” shall mean the monoclonal antibody which binds to the protective antigen of Bacillus anthracis having a heavy chain variable domain amino acid sequence (VH) and a light chain variable domain amino acid sequence (VL) as depicted as depicted in Figure 10 of U.S. Patent Application Publication No. 2006-0246079.
     “AVP-4H7” shall mean the monoclonal antibody which binds to the protective antigen of Bacillus anthracis having a heavy chain variable domain amino acid sequence (VH) and a light chain variable domain amino acid sequence (VL) as depicted as depicted in Figure 9 of U.S. Patent Application Publication No. 2006-0246079.
     “AVP Anthrax Patents” shall mean any existing or future patents which disclose the Product or methods of making or using the Product in the Anthrax Field, including those patents listed in Schedule 4.7(a) of the Disclosure Schedule and any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of those patents listed in Section 4.7(a) of the Disclosure Schedule.
     “Biological Materials” shall mean media (other than commercially available), cell banks, cDNA, vectors, plasmids, cell lines, and protein antibodies directly related to the Product.
     “Biologics License Application” shall mean a biologics license application filed with the FDA pursuant to 21 C.F.R §601 for the authorization to market a biological product in the United States.

     “Books and Records” shall mean Anthrax Books and Records and Other Books and Records.
     “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
     “CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for the Claimed Amount and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
     “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.
     “Closing” shall mean the closing of the transactions contemplated by this Agreement.
     “Closing Date” is defined in Section 3.1.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Combination Product” means any pharmaceutical product that includes both (x) a Licensed Product and (y) other active ingredient(s).
     “Commercial Sale” means, the sale of (i) the Product or (ii) any product Developed or Commercialized under a sublicense of the rights granted under the Asset License in this Agreement, to a Third Party for end use consumption by Buyer, any of its Affiliates, or by Buyer’s or its Affiliate’s sublicensees. Commercial Sale excludes any sale or other distribution for use in a clinical trial or other Development activity, for compassionate or named-patient use or for test marketing.
     “Commercialization” or “Commercialize” means any activities directed to producing, manufacturing, marketing, promoting, distributing, importing, exporting or selling a Product.
     “Competitive Product” shall mean a pharmaceutical product incorporating a monoclonal antibody used for the treatment and prevention of infections, diseases or conditions in humans caused by exposure to Bacillus anthracis.
     “Controlling Party” shall mean the party controlling the defense of any Third Party Action.
     “Cover,” “Covering” or “Covered” shall mean, with respect to a product, that, but for a license granted to a Party under a Valid Claim, the Development or Commercialization of such product would infringe such Valid Claim.

     “Damages” shall mean any and all Liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation). Notwithstanding anything herein to the contrary the amount of any Damages for which indemnification is provided shall be reduced to take account of any amounts for which an indemnified party actually recovers against an insurance policy or against any third party other than pursuant to this Agreement.
     “Development” or “Develop” shall mean all research, development, and regulatory activities regarding the Product. This includes (a) research, preclinical testing, toxicology, formulation, and clinical studies of the Product; and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Governmental Entity to obtain Regulatory Approval of the Product. Development shall include development and regulatory activities for additional forms or formulations for the Product after Regulatory Approval of the Product, including, post-approval clinical trials or phase 4 clinical trials with respect to an approved indication.
     “Disclosure Schedule” shall mean the disclosure schedule provided by Seller to Buyer on the date hereof.
     “Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.
     “Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.
     “Environmental Matters” shall mean any Liability arising under Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability or other legal or equitable theory, including (i) any failure to comply with an applicable Environmental Law and (ii) any Liability arising from the presence of, release or threatened release of, or exposure of persons or property to, Materials of Environmental Concern at the Acquired Assets or elsewhere. As used above, the term “release” shall have the meaning set forth in CERCLA.

     “Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.
     “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.
     “Follow-On Biologic Product” shall mean a product developed by or on behalf of a person or entity other than Buyer, its Affiliates or its or their sublicensees (a) that contains an antibody having identical or substantially identical amino acid sequences in its complementarity determining regions (CDR’s) to the CDR amino acid sequences of the antibody that is the active pharmaceutical ingredient in the Product; and (b) that has received regulatory approval for use through any current or future regulatory approval process by which the sponsor or the regulatory agency relies, in whole or in part, directly or indirectly, upon the data supporting the Product.
     “GAAP” shall mean United States generally accepted accounting principles.
     “Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.
     “GMP Clinical Materials” shall mean the following provided by Seller for review and inspection by Buyer’s authorized representatives:
1)	All vials of the finished and released drug product (“FDP”) as contracted with Apptec for delivery under the U01 Grant and authorized for release by AppTec less a sufficient amount to enable Seller to complete its obligations under the U01 Grant;

2)	AppTec’s documentation authorizing the release of the FDP, which for the avoidance of doubt includes the Certificate of Analysis;

3)	Seller’s toxin neutralization assay (“TNA”) potency results as reflected in Seller’s report from tests performed by the Seller on a sample of the FDP provided by Apptec;
     “Grants Received” shall mean U.S. Government funding provided to Seller listed in Schedule 4.7(i).
     “Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII of this Agreement.
     “Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.
     “Know-How” means inventions, discoveries, trade secrets, information, experience, data, formulas, procedures, technology and results (whether or not patentable), including without limitation discoveries, formulae, materials including biological materials, practices, methods, processes, experience and test data (including physical, chemical, biological, toxicological, pharmacological, clinical, and veterinary data), control assays, product specifications, analytical and quality control data.

     “Investigational New Drug Application” shall mean an investigational new drug application submitted to the FDA, or equivalent application submitted to a regulatory authority in any regulatory jurisdiction outside the United States, seeking authorization to test a biological product in humans in order to generate data necessary for submission of a Biologics License Application or an equivalent application in any regulatory jurisdiction outside the United States
     “Liabilities” shall mean all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any contract, agreement, arrangement, commitment or undertaking.
     “Liens” shall mean any mortgage, pledge, security interest, encumbrance, charge, easement, reversion or purchase right (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, warehousemen’s, landlords’, suppliers’ and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) unmatured Liens securing the payment of Taxes which are not yet due and payable, and (iv) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of Seller and not material to Seller.
     “Licensed Product” means the Product as licensed or approved by any applicable Regulatory Authority or any product Developed or Commercialized under a sublicense of the rights granted under the Asset License in this Agreement.
     “Material Adverse Effect” shall mean any change or effect that is materially adverse to the Product or the Product Line Operations, taken as a whole in accordance with and as contemplated under this Agreement, other than any change or effect arising out of (a) changes to the economy or financial markets in general except to the extent such changes have a disproportionate impact on the Product or the Product Line Operations, (b) conditions affecting the industries in which the Product or the Product Line Operations participates generally, except to the extent such conditions have a disproportionate impact on the Product or the Product Line Operations, (c) actions taken by the Parties pursuant to the transactions contemplated by this Agreement or (d) the negotiation, execution or announcement of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise with customers, suppliers, distributors, consultants or employees.
     “Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
     “Medical Product Regulatory Authority” means any Governmental Entity that is concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals, medical products, biologics or biopharmaceuticals, including the FDA.

     “NDA” shall mean a new drug application, submitted to the FDA for commercial sale or use of the Product, including any supplements, amendments or modifications thereto, or divisions thereof, submitted to or required by the FDA.
     “Net Sales” shall mean with respect to the Product or any product or antibody made, produced, manufactured or sublicensed under the Asset License, the gross amount invoiced by Buyer or any of its Affiliates or any sublicensee of Buyer or any of its Affiliates in respect of Commercial Sales of the Product or other product by Buyer or any of its Affiliates (or such sublicensee) for which delivery has been made to Third Parties (but, for the avoidance of doubt, excluding amounts paid by NIAID in grants), in each case less the following deductions:
          (a) normal and customary trade, cash and quantity discounts actually allowed and taken directly with respect to such sales or dispositions (including retrospective price reductions), and normal and customary inventory management fees actually paid to wholesalers and reasonably allocated to Product;
          (b) tariffs, duties, excises and sales taxes imposed upon and paid with respect to such sales or dispositions (which does not include income, withholding or similar taxes);
          (c) normal and customary commissions actually paid to third party distributors or selling representatives or agents (to the extent included in the invoice);
          (d) amounts repaid or credited by reason of rejections, defects, recalls or returns or because of adjustments, billing errors, or trial prescriptions;
          (e) reasonably allocated freight, transportation, transit, logistics and shipping insurance expenses; and
          (f) invoiced amounts that are written off as uncollectible in accordance with Buyer’s accounting policies, as consistently applied.
     Such amounts shall be determined in accordance with GAAP, consistently applied.
     In the event the Product is sold as part of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as determined above) of the Combination Product, during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other active ingredient(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Product and the other active ingredient(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and all other active ingredient(s) included in such Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the fair market value of the Product and D is the fair market value of all other active ingredient(s) included in the Combination Product. In such event, Buyer shall in good faith make a determination of the respective fair market values of the Product and all other active ingredient(s) included in the Combination Product, and shall notify Seller of such determination and provide Seller with data to support such determination. Seller shall have the right to review such determination of fair market values and, if Seller disagrees with such determination, to notify Buyer of such disagreement within sixty (60) days after Buyer notifies Seller of such determination. If Seller notifies Buyer that Seller disagrees with such determination within such sixty (60) day period and if thereafter the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be referred to a mutually agreed independent Third Party with experience regarding the pricing of pharmaceutical products for resolution, and the determination of such Third Party shall be conclusive and binding on the parties. If Seller does not notify Buyer that Seller disagrees with such determination within such sixty (60) day period, such determination shall be conclusive and binding on the Parties.
     “NIAID” shall mean the National Institute of Allergy and Infectious Diseases.
     “NIAID Payments” shall mean the amounts payable by Buyer pursuant to Section 2.3.
     “non-Controlling Party” shall mean the Party that does not Control the defense of any Third Party Action.
     “Off-Site Liabilities” shall mean Environmental Matters resulting from any transportation, treatment, storage, disposal or Release, or the arrangement therefor, in connection with the Product Line Operations, of any Materials of Environmental Concern, to or at any property, location, site or facility.
     “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice.
     “Other Books and Records” shall mean all books, records, accounts, ledgers, files, documents, correspondence, manufacturing and procedural manuals, Product Line Intellectual Property records, studies, reports and other printed or written materials, other than the Anthrax Books and Records, necessary or useful to exploit the Product or the Product Line Operations.
     “Parties” shall mean Buyer, Buyer Parent, Seller and Seller Parent. Party means any of the foregoing.
     “Patent” means (a) all patents and patent applications in any country or supranational jurisdiction, and (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications.
     “Product” shall mean the anthrax monoclonal antibodies AVP-21D9, AVP-1C6, AVP-4H7, and AVP-22G12 as well as any anthrax monoclonal antibodies which would be rendered unpatentable by the disclosure of the AVP Anthrax Patents, any compositions of matter comprising the variable domains of these anthrax monoclonal antibodies or any fragment or variants thereof, including any one or more complementarity determining regions (CDR’s) of these anthrax monoclonal antibodies, or nucleic acids encoding any such anthrax monoclonal antibodies or fragments.
     “Product Line Intellectual Property” shall mean all AVP Anthrax Patents and Seller Know-How and any in-licenses necessary or useful to exploit the Product and carry out Product Line Operations, including a royalty-free paid up internal use license to the Xenerex Technology solely insofar as such technology may have been used to identify the Product or may in the future be used to identify a monoclonal antibody for use in the Anthrax Field. As set forth below, the Xenerex Technology shall exclude the use of human splenocytes to make human monoclonal antibodies, as claimed in U.S. Patent 5,958,765 and insofar as claimed in any Patent that claims priority to or from U.S. Patent 5,958,765.
     “Product Line Operations” shall mean the research, development, manufacturing, exploitation and sale of the Product as currently conducted.
     “Proposal” shall mean the proposal submitted to NIAID in response to Broad Agency Announcement NIH-NIAID-DMID-08-20 “Development of Therapeutic Agents for Select Biodefense Pathogens.”
     “Purchase Price” shall mean the Proposal Payment, the Execution Date Payment, NIAID Payments, the GMP Payment, and the Sales-Based Contingent Purchase Price Payments.
     “Registrations” shall mean the regulatory approvals, licenses and applications held or made by Seller relating to the Product as listed on Schedule 9.2, and all related correspondence, reports and other submissions to Governmental Entities.
     “Regulatory Approval” shall mean the approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of Regulatory Authorities necessary for the Commercialization of a product in a country or territory.
     “Response” shall mean a written response containing the information provided for in Section 7.3(c).
     “Retained Liabilities” means the following, and only the following, Liabilities of Sellers which, notwithstanding any other provision of this Agreement, will not be assumed by Buyer:
          (a) all Liabilities of Sellers to the extent not related to the Acquired Assets other than as set forth in this definition;
          (b) all obligations and Liabilities of Sellers for the performance of work required under the U01 Grant including, unless waived by the NIAID:
•	New Zealand Rabbit tissue cross reactivity study;

•	viral clearance study;

•	Apptec 100 liter scale development of the Product;

•	stability and other studies as agreed to between Seller and Apptec; and

•	four week single dose toxicology study in New Zealand White rabbits.
          (c) all amounts due and payable to Lonza Biologics PLC, Lonza Sales AG, or any successors or assigns that have accrued on or prior to the date hereof;
          (d) all liabilities and obligations to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement;
          (e) all Liabilities of Sellers for Taxes incurred, or arising out of the conduct of the Product Line Operations through the Closing;
          (f) all Liabilities for wages, pensions, incentive compensation, equity compensation, severance, retiree or other benefits, overtime, workers compensation benefits, occupational safety and health liabilities and other similar Liabilities in respect of Sellers’ employees relating to the period through the Closing and in respect of employees of the Sellers who do not become employed by Buyer as a result of the transactions contemplated by this Agreement, whether relating to the period before or after the Closing;
          (g) all Liabilities of Sellers for costs and expenses (including legal fees and expenses) that Sellers have incurred in connection with this Agreement and the transactions contemplated hereby; and
          (h) any liability or obligation of Sellers under this Agreement and the Ancillary Agreements.
     “Seller” shall have the meaning set forth in the first paragraph of this Agreement.
     “Seller Know-How” shall mean Know-How controlled by Seller or its Affiliates and reasonably necessary or useful for the development and commercialization of the Product.
     “Seller Knowledge” whenever a phrase in this Agreement is qualified “to the knowledge of Seller,” “ to Seller’s knowledge” or a similar phrase, it shall mean, with respect to a fact, (a) the current actual knowledge of any of the following individuals: Keith Katkin, Greg Flesher, Wolfgang Scholz, Randall Kaye, and Neil Abdollahian and (b) the knowledge of such individuals obtained after making inquiry of their direct reports most likely to have knowledge of such fact; provided, however, that with respect to this subsection (b), with respect to facts related to any in-licensed intellectual property, the knowledge of Seller shall only relate to actually known facts.
     “Services” shall have the meaning set forth in Section 6.9 of this Agreement.
     “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign Governmental Entity, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
     “Tax Benefit” means, with respect to any Damages for which indemnity is paid, all items of deduction, loss or credit arising out of any such Damages, and in the case of any carryback of any such item, any interest received from any Tax authority as a result of the carryback of such item.
     “Third Party” shall mean any person or entity other than a Party or its Affiliates.
     “Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.
     “U01 Grant” shall mean NIAID grant award number 1U01AI070493-01 awarded by the U.S. National Institute of Allergy and Infectious Diseases of the National Institutes of Health awarded on June 27, 2006, as amended.
     “Valid Claim” means a claim in any issued patent or pending patent application in the patents included in the Acquired Assets, that such claim (a) has not been held invalid or unenforceable by a non-appealed or un-appealable decision of a Governmental Entity (b) has not been admitted invalid through disclaimer or dedication to the public, or (c) has not expired, been determined to be unenforceable, been cancelled, withdrawn, or abandoned.
     “Xenerex Technology” means Know-How or intellectual property owned, or licensed, by Seller reasonably necessary or useful in connection with the development or commercialization of pharmaceutical products incorporating human monoclonal antibodies. For purposes of this Agreement, the Xenerex Technology shall exclude the use of human splenocytes to make human monoclonal antibodies, as claimed in U.S. Patent 5,958,765 and insofar as claimed in any Patent that claims priority to or from U.S. Patent 5,958,765.
ARTICLE X
MISCELLANEOUS
     10.1 Publicity.
          (a) Generally. The Parties agree to the form of press release attached as Exhibit E. With respect to any future press release to be issued in connection with the transactions contemplated by this Agreement, and the Parties will cooperate in the release thereof as soon as practicable after the execution of this Agreement by the Parties. The Parties also recognize that each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the terms of this Agreement. In such event, the Party desiring to issue an additional press release or make a public statement or disclosure shall provide the other Party with a copy of the proposed press release, statement or disclosure for review and approval in advance, which advance approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if the parties are unable to agree on the disclosures on a timely basis to permit compliance with a party’s disclosure and filing obligations under the securities laws of the United States, rules and regulations of the Securities and Exchange Commission, or any applicable stock exchange or NASDAQ regulation, the parties may nonetheless make such disclosures as they are required to make after consultation with their outside securities law counsel, provided that such disclosures shall not include any Specially Designated Confidential Terms (defined below) for which confidential treatment has been granted. Except as permitted by Section 8.3, no other public statement or disclosure concerning the terms of this Agreement shall be made, either directly or indirectly, by either Party hereto, without first obtaining the approval of the other Party (which may be provided electronically). Once any public statement or disclosure has been approved in accordance with this Section 10.1, then either Party may appropriately communicate information contained in such permitted statement or disclosure.
          (b) Confidential Treatment Request. The Parties agree that the royalty rates set forth in Section 2.4 (the “Specially Designated Confidential Terms”) are competitively sensitive information. In addition to the Parties’ general agreement to keep the terms of this Agreement confidential, the Parties agree to take additional measures to keep confidential the Specially Designated Confidential Terms. The Parties agree that Buyer and Seller will make a one-time request for confidential treatment of the Specially Designated Confidential Terms (at a minimum) in connection with any filing of this Agreement as an exhibit to any registration statement or periodic report filed with the Securities and Exchange Commission, and will not disclose the Specially Designated Confidential Terms in any such filing unless such request for confidential treatment of the Specially Designated Confidential Terms is denied. Any confidentiality request shall be submitted to and approved by the other Party in advance of filing, such approval not to be unreasonably conditioned, delayed, or withheld.
     10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.
     10.3 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.
     10.4 Assignment. Neither Seller nor Buyer may assign this Agreement in whole or in part without the consent of the other, except if such assignment occurs in connection with the merger, consolidation, reorganization or similar transaction sale or transfer of all or substantially all of the business and assets of Sellers, on the one hand, or Buyer, on the other, to which the subject matter of this Agreement pertains. Notwithstanding the foregoing, any Party may assign its rights pursuant to this Agreement in whole or in part to an Affiliate of such Party. For the avoidance of doubt, Seller may license, assign, hypothecate, pledge or otherwise transfer or sell the Xenerex Technology, or other rights of Sellers not sold or licensed under this Agreement, to

Third Parties for applications or other uses that are not in the Anthrax Field without the consent of Buyer, provided that the party to which Seller so assigns, hypothecates, pledges or otherwise transfers the Xenerex Technology agrees to be bound by the limited exclusive and non-exclusive license-related obligations of Seller hereunder.
     10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
     10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (a) four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or (b) one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, or (c) on the date on which delivered if sent by facsimile transmission, in each case to the intended recipient as set forth below:

If to Seller or Seller Parent:	Copy to:

Avanir Pharmaceuticals Inc.	Knobbe Martens Olson & Bear LLP
101 Enterprise, Suite 300	2040 Main Street, 14th Floor
Aliso Viejo, CA 92656	Irvine, CA 92614-3641

Attn:	Attn:

Gregory J. Flesher	Salima Merani, Ph.D.
Vice President, Business Development	Fax: 949-760-9502
Facsimile No.: (949) 643-6869	Email: Salima.Merani@kmob.com

Christine Ocampo
Vice President, Finance
Facsimile No.: (949) 643-6807

If to Buyer or Buyer Parent:

Emergent BioSolutions Inc.
2273 Research Boulevard, Suite 400
Rockville, MD 20850

Attn: General Counsel
Facsimile No.: (301) 795-1899

     Any Party may change its address by giving notice to the other Party in the manner herein provided.
     10.8 Governing Law. This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of New York, notwithstanding the provisions governing conflict of laws under such New York law to the contrary.
     10.9 Severability. If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.
     10.10 Expenses. Except as set forth in Article VII or as expressly provided in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     10.11 Submission to Jurisdiction. Except as provided with respect to the resolution of Disputes in Section 7.4(e), each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.11 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.
     10.12 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.
     10.13 Buyer Parent Payment Obligation. From and after the date of this Agreement, Buyer Parent agrees to be jointly and severally liable for the complete and prompt payment of all Buyer’s payment obligations under this Agreement.

     10.14 Construction.
          a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction or contra preferentum shall be applied against either Party.
          b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
          c) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.
     10.15 No Implied Waivers; Rights Cumulative. No failure on the part of Seller or Buyer to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

EMERGENT PRODUCT DEVELOPMENT GAITHERSBURG INC.
By:	/s/ Michael J. Langford
	Name:	Michael J. Langford
	Title:	President, EPDG
	Date:	March 6, 2008

XENEREX BIOSCIENCES INC.
By:	/s/ Keith A. Katkin
	Name:	Keith A. Katkin
	Title:	President and CEO
	Date:	3-6-08

AVANIR PHARMACEUTICALS INC.
By:	/s/ Keith A. Katkin
	Name:	Keith A. Katkin
	Title:	President and CEO
	Date:	3-6-08

Buyer Parent joins this Agreement
solely for purposes of making the
representations set forth in Article V
and agreeing to be jointly and severally liable
for complete and prompt payment of
all Buyer’s financial obligations set forth
in this Agreement.

EMERGENT BIOSOLUTIONS INC.

By:	/s/ Daniel J. Abdun-Nabi
	Name:	Daniel J. Abdun-Nabi
	Title:	President and COO
	Date:	March 6, 2008